UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                        Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CARDIODYNAMICS INTERNATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CARDIODYNAMICS INTERNATIONAL CORPORATION

6175 Nancy Ridge Drive, Suite 300

San Diego, CA 92121

Dear Shareholder:

We cordially invite you to attend the 2008 Annual Meeting of Shareholders of CardioDynamics International Corporation, which will be held at our corporate headquarters located at 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121, on Thursday, May [    ], 2008 at 9:00 a.m. local time.

The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting. Our Annual Report excerpted from our Form 10-K for fiscal year 2007 is also enclosed.

The 2008 Annual Meeting of Shareholders will include the election of directors, a proposal regarding a one-for-seven reverse split of our common stock, and the ratification of the appointment of our independent registered public accounting firm.

The Board of Directors has unanimously recommended that CardioDynamics’ shareholders vote “FOR” the one-for-seven reverse split of our common stock and “FOR” each of the other proposals. The Board urges you to read this Proxy Statement carefully.

Thank you for your support and we look forward to seeing you at the Annual Meeting.

On behalf of the Board of Directors,

Michael K. Perry
Chief Executive Officer

This proxy statement is dated March [    ], 2008 and is first being mailed to shareholders on or about March [    ], 2008.

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the Annual Meeting of Shareholders in person, you are urged to vote as promptly as possible to ensure your representation and presence of a quorum at the Annual Meeting. You may vote by signing, dating and returning the enclosed proxy card. If your shares are held by your broker, you may also vote electronically on the internet or by telephone as instructed in the materials. We urge you to do so now regardless of whether or not you plan to attend the meeting in person. No postage need be affixed if your proxy is mailed in the United States.

CARDIODYNAMICS INTERNATIONAL CORPORATION

6175 Nancy Ridge Drive, Suite 300

SAN DIEGO, CA 92121

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held May [    ], 2008

The 2008 Annual Meeting of Shareholders of CardioDynamics International Corporation, a California corporation (“CardioDynamics”), will be held at our corporate headquarters located at 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121, on Thursday, May [    ], 2008 at 9:00 a.m. local time, to consider and act upon the following matters:

1. To elect a Board of Directors for the following year. The following incumbent directors have been nominated: James C. Gilstrap, Robert W. Keith, Richard O. Martin, B. Lynne Parshall, Michael K. Perry and Jay A. Warren.

2. To approve a proposal to amend to the Restated Articles of Incorporation of the Company to (i) give effect to one-for-seven reverse split of the outstanding common stock of the Company and (ii) reduce proportionately the number of authorized shares of common stock and preferred stock of the Company, all as more fully described in the accompanying Proxy Statement.

3. To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2008.

4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Shareholders of record at the close of business on March 10, 2008 are entitled to notice of, and to vote at, the Annual Meeting of Shareholders and any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting in person, please vote your shares in any one of the manners outlined on the proxy card. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the meeting will be counted. The prompt return of your proxy will assist us in preparing for the Annual Meeting.

By Order of the Board of Directors,

San Diego, California	Michael K. Perry
Dated: March [ ], 2008	Chief Executive Officer

i

CARDIODYNAMICS INTERNATIONAL CORPORATION

PROXY STATEMENT FOR THE

2008 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS

ABOUT THE ANNUAL MEETING

Q:	Who is soliciting my proxy?

A:	The Board of Directors of CardioDynamics.

Q:	Where and when is the Annual Meeting of Shareholders?

A:	The Annual Meeting of Shareholders of CardioDynamics will be held at our corporate offices located at 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121, on May [ ], 2008 at 9:00 a.m. local time.

Q:	Who can vote at the Annual Meeting?

A:	All shareholders of record at the close of business on March 10, 2008, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting. If on that date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. If on that date, your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent. As of the close of business on the record date, 50,353,299 shares of our common stock were outstanding.

Q:	What constitutes a quorum for the meeting?

A:	A quorum is required for shareholders to conduct business at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to establish a quorum at the meeting. On the record date, March 10, 2008, there were 50,353,299 shares of our common stock outstanding. Shares present, in person or by proxy, including shares as to which authority to vote on any proposal is withheld, shares abstaining as to any proposal, and broker non-votes (where a broker submits a properly executed proxy but does not have authority to vote a customer’s shares) on any proposal will be considered present at the meeting for purposes of establishing a quorum for the transaction of business at the meeting. Each of these categories will be tabulated separately.

Q:	What am I voting on?

A:	You are voting on the following proposals:

1. To elect six persons to our Board of Directors for the following year.

2. To approve a proposal to amend to the Restated Articles of Incorporation of the Company to (a) give effect to one-for-seven reverse split of the outstanding common stock of the Company and (b) reduce proportionately the number of authorized shares of common stock and preferred stock of the Company.

3. To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2008.

Q:	How many votes do I have and how are votes counted?

A:	Each share of our common stock is entitled to one vote on matters brought before the Annual Meeting. In voting for directors, each shareholder may have the right to cumulate his or her votes and give one nominee a number of votes equal to the number of directors to be elected, multiplied by the number of shares he or she holds, or to distribute his or her votes on the same principle among the nominees to be elected in such manner as he or she may see fit. For example, in the event of cumulative voting a shareholder owning ten shares of common stock would have 60 votes (six directors to be elected multiplied by ten shares) to allocate among as few as one, or as many as six candidates. A shareholder may cumulate his or her votes, however, only if his or her candidate or candidates have been placed in nomination prior to the voting and if any shareholder has given notice at the Annual Meeting prior to the voting of that shareholder’s intention to cumulate his or her votes.

The shares represented by the proxy will be voted at the Annual Meeting by the proxy holder as specified by the person solicited. Discretionary authority to cumulate votes is, however, being solicited by the Board of Directors.

Q:	My shares are held in the “street name.” Will my broker vote my shares?

A:	If you hold your shares in “street name,” your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. If you do not give your broker or nominee specific instructions on such a matter, your shares may not be voted. Shares of common stock represented by “broker non-votes” will, however, be counted in determining whether there is a quorum. If you do not instruct your broker on how to vote, because the vote required is based upon the total number of shares of our common stock outstanding on the record date, and not just the shares that are voted, this will have the same effect as a vote against Proposal 2 to approve the one-for-seven split of our common stock.

Q:	How are “WITHHELD” and “ABSTAIN” votes counted?

A:	California statutes and case law do not provide specific instructions regarding the treatment of abstentions; therefore, we believe that shares that are voted “WITHHELD” or “ABSTAIN” in person or by proxy should be treated as present for purposes of determining whether or not a quorum is present at the Annual Meeting and entitled to vote on a particular matter. A “WITHHELD” or “ABSTAIN” vote is the same as voting against a proposal that has a required affirmative voting threshold, such as Proposal 2, but would have no effect on Proposal 1, the election of directors, who are elected by a plurality of votes, and no effect on Proposal 3.

Q:	What vote is required to approve each item?

A:	Election of Directors. With respect to Proposal 1, a plurality of the votes cast at the Annual Meeting (which means the six nominees receiving the most votes) will be required to elect each nominee to the Board of Directors.

Amendment of Restated Articles of Incorporation. With respect to Proposal 2, the affirmative vote of holders of a majority of our outstanding shares of common stock as of the close of business on the record date is required to approve the proposal to amend to the Restated Articles of Incorporation of the Company to (i) give effect to one-for-seven reverse split of the outstanding common stock of the Company and (ii) reduce proportionately the number of authorized shares of common stock and preferred stock of the Company.

Ratify Independent Registered Public Accounting Firm. With respect to Proposal 3, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm.

Q:	Why is CardioDynamics proposing a one-for-seven split of its common stock?

A.	As described in greater detail in this Proxy Statement, our Board of Directors believes that it is in the best interests of CardioDynamics and our shareholders to decrease the number of shares outstanding through a one-for-seven split of our common stock, intended to increase the trading price of our stock to above the $1.00 minimum required by Nasdaq.

Q:	What will happen to my CardioDynamics shares if the one-for-seven stock split is approved?

A:	Once the Board of Directors effects the reverse stock split, the amendment to our Restated Articles of Incorporation will be filed with the Secretary of State of the State of California. Thereafter, the number of shares outstanding would be decreased, causing each shareholder to own approximately 14% of the number of shares owned before the reverse stock split. Each shareholder’s proportional ownership of our shares would remain the same. The number of shares authorized and available for issuance would also be reduced proportionately. Those shareholders with physical share certificates will be entitled to exchange each seven shares they currently own for a new certificate representing one share of newly issued post-split shares. No fractional share certificates will be issued; holders who otherwise would be entitled to receive a fractional share will be entitled to receive cash in lieu of the fractional share based upon the closing sales price of our common stock on the effective date of the Reverse Stock Split as reported on the Nasdaq Capital Market.

Q:	Will shareholders have dissenters’ rights?

A:	No. Under California law, which is our state of incorporation, holders of our common stock do not have rights to dissent from the proposed one-for-seven reverse split of our common stock.

Q:	How does the Board of Directors recommend that I vote on the proposals?

A:	The Board of Directors recommends that you vote “FOR” (i) the election of the six nominees to our Board of Directors, (ii) the proposal to amend to the Restated Articles of Incorporation of the Company to (a) give effect to one-for-seven reverse split of the outstanding common stock of the Company and (b) reduce proportionately the number of authorized shares of common stock and preferred stock of the Company, and (iii) the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2008.

Q:	What should I do now?

A:	Carefully read this document and indicate on the proxy card how you want to vote. Sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. If your shares are held in street name, you may also vote electronically on the internet or by telephone as instructed in the materials. You should indicate your vote now even if you expect to attend the Annual Meeting and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy, right up to the day of the Annual Meeting, and will ensure that your shares are voted if you later find you cannot attend the Annual Meeting. If you do not vote, this will have the same effect as a vote against one-for-seven split of our common stock.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote in one of three ways, at any time before your proxy is voted at the Annual Meeting, by (i) revoking your proxy by written notice to our Corporate Secretary stating that you would like to revoke your proxy, (ii) completing and submitting a new proxy card bearing a later date, or (iii) attending the Annual Meeting and voting in person.

Q:	Who will bear the cost of this solicitation?

A:	We will pay for the cost of soliciting proxies and may reimburse brokerage firms and others for their expenses in forwarding solicitation material. Solicitation will be made primarily through the use of the mail but our regular employees may, without additional compensation, solicit proxies personally by telephone, e-mail or fax. We have retained Advantage Proxy to assist us in soliciting proxies. We will pay the fees of Advantage Proxy, which we expect to be approximately $3,500 to $4,500 plus the reimbursement of expenses.

Q:	Whom should I contact with questions?

A:	If you have any questions regarding the one-for-seven split of our common stock, you may contact Steve Loomis, the Company’s Chief Financial Officer, at CardioDynamics International Corporation, 6175 Nancy Ridge Drive, Suite 300, San Diego, CA 92121, or call (858) 535-0202. If you need additional copies of this Proxy Statement or the enclosed proxy card, or if you have other questions about the proposals or how to vote your shares, you may contact our proxy solicitor, Advantage Proxy, by telephone at (800) 238-3410, extension 34 (toll free).

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of six members. Directors are elected at the annual meeting and serve for a term of one year, unless re-elected.

The six individuals below have been nominated for election to our Board to serve until the next annual meeting or until their successors are elected and qualified. Unless you specify otherwise, your proxy will be voted for the election for the below listed nominees of the Board of Directors, each of whom is in an incumbent director, and distributed among the nominees as the proxy holders see fit.

If, however, any of the nominees are unable to serve, or for good cause declines to serve at the time of the Annual Meeting, the proxy holders will exercise discretionary authority to vote for a substitute. The Board of Directors is not aware of any circumstances that would render any nominee unavailable for election. Discretionary authority to cumulate votes is being solicited by the Board of Directors, and it is intended that the proxies received by the proxy holders pursuant to the solicitation will be voted in a manner designed to cause the election of the maximum number of the Board of Directors’ nominees.

The following table presents a brief biography, as of February 29, 2008, of each nominee to be elected at the Annual Meeting:

Name	Age	Principal Occupation and Business Experience
James C. Gilstrap	71	Mr. Gilstrap has served as the Chairman or Co-Chairman of our Board of Directors since May 1995. Mr. Gilstrap is retired from Jefferies & Company, where he served as Senior Executive Vice President, Partner, board member, and a member of the Executive Committee. Mr. Gilstrap serves on the board of Corautus Genetics, Inc. Mr. Gilstrap is a past President of the Dallas Securities Dealers, as well as a past member of the Board of Governors of the National Association of Securities Dealers, Inc.

Robert W. Keith	49	Mr. Keith has served as a director since July 2005. Mr. Keith is President and Chief Executive Officer of Verus Pharmaceuticals, Inc. and has held various executive management positions since co-founding the company in November 2002. Prior to that, he was a Partner at Advantage Management Solutions, L.L.C., a commercial strategy and operations consulting firm for life science companies. Prior to that, Mr. Keith was a member of the senior management team at Dura Pharmaceuticals, Inc. and Elan Corporation, plc from 1996 to 2001; during his tenure he served in several positions, including Vice President of sales, Vice President of commercial strategies and marketing and Vice President of managed care and national accounts. Prior to that, he held an executive management position at Abbott Laboratories. Mr. Keith has more than 20 years of experience in the life sciences industry and management consulting. Mr. Keith earned an M.B.A. from the Wharton School of the University of Pennsylvania, an M.C.P. from the University of Pennsylvania and a Bachelor’s degree from The George Washington University.

Name	Age	Principal Occupation and Business Experience
Richard O. Martin, Ph.D.	68	Dr. Martin has served as a director since July 1997. From 1998 until 2001, Dr. Martin served as president of Medtronic Physio-Control Corporation, a medical device company that designs, manufactures and sells external defibrillators and heart monitors. Prior to its acquisition by Medtronic in 1998, Dr. Martin was chairman and chief executive officer of Physio-Control Corporation. Prior to that, he was vice president of cardiovascular business development with Sulzer Medica and has held management positions at Intermedics, Inc. and Medtronic, Inc. Dr. Martin serves on the boards of directors of Cardiac Dimensions, Inc., Inovise Medical Inc., MDdatacor Inc., Prescient Medical, Inc. and Echo Healthcare Acquisition Crop. Dr. Martin earned a Bachelor’s degree in electrical engineering from Christian Brothers College, a Master’s degree in electrical engineering from Notre Dame University and a doctorate in electrical/biomedical engineering from Duke University.

B. Lynne Parshall	53	Ms. Parshall has served as a director since July 2005. Ms. Parshall was appointed to the additional role as Chief Operating Officer of Isis Pharmaceuticals, Inc. in January 2008, having served as Executive Vice President since December 1995 and Chief Financial Officer since June 1994. She has held various positions with Isis Pharmaceuticals, Inc. since 1991. Prior to that, she was a Partner at Cooley Godward, LLP from 1986 to 1991. Ms. Parshall serves on the board for Corautus Genetics, Inc. and is on the Board of Trustees of the Bishop’s School. She is also a member of the American, California and San Diego bar associations. Ms. Parshall earned a Bachelor’s degree in government and economics from Harvard University and a J.D. degree from Stanford Law School.

Michael K. Perry	47	Mr. Perry has been the Chief Executive Officer and Director of CardioDynamics since April 1998. From 1994 to 1997, Mr. Perry was Vice President of Operations at Pyxis Corporation, and in 1995 assumed additional responsibility for Research and Development. Pyxis Corporation was a pioneer of healthcare automation and information management services, in addition to pharmacy management services to hospitals and outpatient facilities. Mr. Perry was part of the executive team that successfully acquired and integrated three businesses into Pyxis, and in 1996, sold the company to Cardinal Health, Inc. for $980 million. Prior to joining Pyxis, Mr. Perry served in several increasingly responsible management assignments with Hewlett-Packard Company’s Medical Products Group in manufacturing and finance. Additionally, he was Director of Quality for a division of Hewlett-Packard’s DeskJet Printer Group. In 2003, Mr. Perry was named San Diego Entrepreneur of the Year for Medical Products and Technology. Mr. Perry holds a Master’s degree in Business Administration from Harvard University and a Bachelor’s degree in Mechanical Engineering from General Motors Institute. Mr. Perry serves on the Advisory Board of the University of California San Diego Cardiovascular Center and the Board of Directors for Junior Achievement of San Diego.

Name	Age	Principal Occupation and Business Experience
Jay A. Warren	54	Mr. Warren has served as a Director since October 2006. Mr. Warren is President and Chief Executive Officer of Cameron Health, Inc., a medical device company that designs, manufactures, and distributes a subcutaneous implantable defibrillator system. Prior to his tenure at Cameron Health, Mr. Warren held various executive management positions at Guidant Corporation, including Vice President of Research and Development, Chief Technology Officer, and Chief Operating Officer of Guidant Cardiac Rhythm Management business. He has also held various positions with Intermedics, Inc., and Medtronic, Inc. Mr. Warren earned a Master’s degree from an interdisciplinary program between Southwest Methodist University and Southwestern Medical School and received his undergraduate degree from California State Polytechnic University, San Luis Obispo. Mr. Warren currently serves on the Boards of Cameron Health, Inc., and BioNeuronics, Inc.

CardioDynamics’ Board of Directors unanimously recommends that you vote “FOR” the nominees listed above.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

Director Independence

All of the members of our Board of Directors qualify as “independent” within the meaning of Nasdaq listing standards, except for Mr. Perry, by virtue of his position as Chief Executive Officer.

Board Meetings and Committees

The Board of Directors held five meetings during the fiscal year ended November 30, 2007. Each incumbent director nominee participated in at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he or she served.

Audit Committee. The Board of Directors has established a standing Audit Committee currently composed of three non-employee directors, Ms. Parshall, Dr. Martin and Mr. Warren. The Audit Committee is responsible for the appointment, retention and termination of our independent registered public accounting firm, monitoring the effectiveness of the audit effort, the Company’s financial and accounting organization and its system of internal accounting and disclosure controls. The committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to their attention. Each member of the Audit Committee is “independent” within the meaning of SEC rules and regulations and Nasdaq listing standards. The Board has determined that Ms. Parshall qualifies as an “audit committee financial expert” within the meaning of SEC rules and regulations and possesses the financial sophistication and requisite experience as required under Nasdaq listing standards. The Audit Committee held seven meetings during the fiscal year ended November 30, 2007.

The Audit Committee is governed by a written charter, a copy of which is available at the investor relations page of our corporate website at www.cdic.com. Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this document.

Compensation Committee. The Board of Directors has established a standing Compensation Committee currently composed of three non-employee directors, Dr. Martin, Mr. Keith and Mr. Gilstrap. The Compensation Committee establishes, monitors and acts on matters relating to performance, compensation levels and benefit plans for executive officers and key employees of the Company. For more information, please see the section captioned “Compensation Committee Report on Executive Compensation.” Each member of the Compensation Committee is “independent” under the listing standards of Nasdaq. The Compensation Committee held four meetings during the fiscal year ended November 30, 2007. The Compensation Committee is not governed by a written charter.

Nominating/Governance Committee. The Board of Directors has established a Nominating/Governance Committee, currently composed of three directors, Mr. Gilstrap, Mr. Keith and Ms. Parshall. The Nominating/Governance Committee reviews matters pertaining to Board composition and screens and recommends to the Board potential candidates for election as a director. In addition, the Nominating/Governance Committee develops and recommends to the Board a set of corporate governance principles applicable to the Company and oversees corporate governance matters. Each member of the Nominating/Governance Committee is “independent” under the listing standards of Nasdaq. The Nominating/Governance Committee held no meetings during the fiscal year ended November 30, 2007.

The Nominating/Governance Committee strives to select individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be the most effective, in conjunction with the other director nominees, in collectively serving the long-term interests of the shareholders. To this end, the Nominating/Governance Committee seeks director nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education and broad-based business acumen. The Nominating/Governance Committee also will consider any other factor which it deems relevant in selecting individuals as director nominees. The Nominating/Governance Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our shareholders.

The Nominating/Governance Committee also will consider recommendations properly submitted by our shareholders. Shareholders may recommend qualified candidates for our Board by writing to our Corporate Secretary at our principal executive offices, 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121. All shareholder communications that are received in this manner will be submitted to the Nominating/Governance Committee for review and consideration. Nominations of directors by our shareholders will be reviewed by the Nominating/Governance Committee, who will determine whether these nominations should be presented to the Board.

The Nominating/Governance Committee is governed by a written charter, a copy of which was included with our Proxy Statement filed with the SEC on June 7, 2005.

Compensation Committee Interlocks and Insider Participation

No interlocking relationships exist between our Board of Directors or Compensation Committee and the Board of Directors or Compensation Committee of any other company.

Director Attendance at Annual Meetings

Although CardioDynamics does not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting, we encourage all of our directors to attend. Five directors attended the 2007 Annual Meeting of Shareholders.

Communications with the Board of Directors

The Board of Directors welcomes the submission of any comments or concerns from shareholders and any interested parties. Communications should be addressed to CardioDynamics International Corporation, 6175 Nancy Ridge Drive, Suite 300, San Diego, CA 92121, Attention: Board of Directors.

Directors’ Compensation

The 2004 Stock Incentive Plan provides for annual awards to each outside director who was not an employee of the Company within the preceding two years. Each director who will continue to serve on the Company’s Board of Directors receives a nonstatutory option to purchase 12,000 shares following the conclusion of the annual shareholders’ meeting. In 2007, each outside director received an annual stock option grant for 12,000 stock options and 30,000 shares of restricted stock at fair market value for their services on the Board. The Board service options vest monthly over 12 months and expire upon the earlier of ten years from the date of grant or two years after the director terminates their position on the Board.

In 2007, the Company’s Board of Directors granted an additional 6,000 options to the Company’s Audit Committee Chairman. During fiscal 2007 an aggregate of 68,000 options were granted to the Board of Directors at fair market value on the date of grant. All directors are reimbursed for out-of-pocket expenses incurred in connection with their service on the Board.

2007 Director Compensation

Name	Fees earned or paid in cash	Stock awards (1)(2)	Option awards (1)(3)	All other compensation	Total
James C. Gilstrap	$—	$21,198	$4,681	$—	$25,879
Robert W. Keith	$18,000	$7,278	$4,681	$—	$29,959
Richard O. Martin Ph.D.	$—	$21,198	$4,681	$—	$25,879
B. Lynne Parshall	$—	$21,198	$7,021	$—	$28,219
Jay A. Warren	$12,000	$14,238	$8,868	$—	$35,106

(1)	Non-cash amounts calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Stock-Based Compensation.” For more information, please see Note 1 of the Consolidated Financial Statements included in Part II, Item 8, of our Annual Report on Form 10-K regarding assumptions underlying valuation of equity awards.
(2)	At November 30, 2007, each Director had the following aggregate number of restricted stock awards outstanding: James C. Gilstrap 42,000 shares, Robert W. Keith 30,000 shares, Richard O. Martin 42,000 shares, B. Lynne Parshall 42,000 shares, Jay A. Warren 36,000 shares.
(3)	At November 30, 2007, each Director had the following aggregate number of stock option awards outstanding: James C. Gilstrap 127,000 shares, Robert W. Keith 36,000 shares, Richard O. Martin 175,000 shares, B. Lynne Parshall 72,000 shares, Jay A. Warren 31,000 shares.

Relationships Among Directors and Executive Officers

We are not aware of any family relationships among any of our directors or executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning the only persons known by us to beneficially own 5% or more of the outstanding shares of our common stock as of February 29, 2008. Calculations of beneficial ownership are based on 50,353,299 shares of our common stock outstanding on such date.

Name and Address of Beneficial Owner	Shares Beneficially Owned
	Number (1)	Percentage (2)
James C. Gilstrap (3)	2,548,426	5.0%
c/o CardioDynamics
6175 Nancy Ridge Drive, Suite 300
San Diego, CA 92121

Kairos Partners III Limited Partnership (4)	2,703,000	5.4%
600 Longwater Drive, Suite 204
Norwell, MA 02061

J. Michael Paulson (5)	2,896,394	5.8%
P.O. Box 9660
Rancho Santa Fe, CA 92067

Visium Asset Management, LLC (6)	3,088,081	5.8%
950 Third Avenue
New York, NY 10022

Dr. Herbert A. Wertheim (7)	4,400,000	8.7%
191 Leucadendra Drive
Coral Gables, FL 33156

Balyasny Asset Management, L.P. (8)	4,891,708	9.4%
181 West Madison, Suite 3600
Chicago, IL 60602

(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable.
(2)	Percentage of ownership is calculated pursuant to SEC Rule 13d-3(d)(1).
(3)	Includes 400,000 shares held by the Scripps Medical Charitable Limited Partnership of which Mr. Gilstrap is a general partner with a minority ownership interest. Mr. Gilstrap disclaims any pecuniary interest in 399,752 of the shares. Also includes 122,999 shares of common stock Mr. Gilstrap beneficially owns, by virtue of his right to acquire such shares from us under stock options now exercisable or exercisable within 60 days. Also includes 32,654 shares held by the James C. Gilstrap Trust dated January 16, 1995 and 71,000 shares held in his daughters’ trusts. Mr. Gilstrap disclaims beneficial ownership of any such shares held in trust for his daughters.
(4)	Information with respect to Kairos Partners III Limited Partnership is based in part on information provided by the shareholder and in part on Schedule 13G filed with the SEC on April 1, 2005 by Kairos Partners III Limited Partnership, John F. White, James F. Rice, Kenneth L. Wolfe, and Foster L. Aborn. Each of John F. White, James F. Rice, Kenneth L. Wolfe and Foster L. Aborn beneficially own all of these shares as members of the investment committee of the Kairos Partners III Limited Partnership. They share voting and investment power over the shares.
(5)	Includes 2,513,139 shares held in the Allen E. Paulson Living Trust dated December 23, 1986 of which J. Michael Paulson is the Trustee and executor. Also includes 7,000 shares beneficially owned by the Trust, by virtue of its right to acquire such shares from us under stock options now exercisable or exercisable within 60 days. Also includes 376,255 shares held by J. Michael Paulson. Excludes shares of common stock owned by Mr. Paulson’s brothers; Mr. Paulson disclaims beneficial ownership of such shares. Information with respect to Mr. Paulson was provided to us by Mr. Paulson.

(6)	Information with respect to Visium Asset Management, LLC is based in part on Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2007 by Visium Balanced Fund, LP (“VBF”), Visium Long Bias Fund, LP (“VLBF”), Visium Balanced Offshore Fund, Ltd. (“VBOF”), Visium Long Bias Offshore Fund, Ltd (“VLBOF”), Visium Asset Management, LLC (“VAM”), Visium Capital Management, LLC (“VCM”) and Jacob Gottlieb, and in part on our knowledge of the conversion rights associated with the CardioDynamics $5.25 million subordinated convertible notes (“Convertible Notes”). As of January 31, 2007, VBF shares voting and investment power with respect to 933,747 shares, VLBF shares voting and investment power with respect to 280,786 shares, VBOF shares voting and investment power with respect to 1,395,510 shares, VLBOF shares voting and investment power with respect to 941,250 shares, and VCM shares voting and investment power with respect to 1,214,533 shares. VAM, and Mr. Gottlieb as principal of VAM and sole managing member of VCM, have sole voting and investment power over all 3,088,081 shares. VAM is the investment advisor for VBF, VLBF, VBOF and VLBOF, and therefore may be deemed to beneficially own the 3,088,081 shares beneficially owned by those funds. VCM is the general partner of both VBF and VLBF, and therefore may be deemed to beneficially own the 1,214,533 shares owned by those funds. As principal of VAM and the sole managing member of VCM, Mr. Gottlieb may be deemed to beneficially own the 3,088,081 shares which may be beneficially owned by VAM and VCM. Represents shares which may be acquired by virtue of Convertible Notes held by Visium affiliates.
(7)	Information with respect to Dr. Herbert A. Wertheim is based solely on a Schedule 13D filed with the SEC on September 25, 2006.
(8)	Information with respect to Balyasny Asset Management, L.P. and its affiliates is based in part on information provided by the shareholder, in part on Amendment No. 4 to Schedule 13G filed with the SEC on February 4, 2008 by Atlas Master Fund, Ltd. (“AMF”), Atlas Global, LLC (“AG”), Atlas Global Investments, Ltd. (“AGI”), Atlas Institutional Fund, Ltd. (“AIF”), Balyasny Asset Management L.P. (“BAM”) and Dmitry Balyasny, and in part on our knowledge of the conversion rights associated with the Convertible Notes. As of December 31, 2007, AMF, AG, AGI, AIF, BAM and Mr. Balyasny shared voting and investment power with respect to an aggregate of 4,891,708 shares. AG owns 9.0% of the equity interest in AMF, and therefore may be deemed to beneficially own the shares held by AMF. AGI owns 90.0% of the equity interest in AMF, and therefore may be deemed to beneficially own the shares held by AMF. AIF owns 1.0% of the equity interest in AMF, and therefore may be deemed to beneficially own the shares held by AMF. BAM is the sole managing member of AG and is the investment manager of AG, AGI, and AIF, and therefore may be deemed to beneficially own the shares which may be owned by AG and AGI. Mr. Balyasny is the sole managing member of the general partner of BAM and may be deemed to beneficially own the shares which may be owned by BAM. Includes 1,477,137 shares which may be acquired by virtue of Convertible Notes held by AMF.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common stock as of February 29, 2008 by: (i) each director, (ii) each Named Executive Officer, (iii) all directors and executive officers of CardioDynamics as a group. Calculations of beneficial ownership are based on 50,353,299 shares of our common stock outstanding on such date.

Name	Shares Beneficially Owned
	Number (1)	Percent (2)
James C. Gilstrap (4)	2,548,426	5.0%
Robert W. Keith (3)	61,999	*
Steve P. Loomis (3)	450,703	*
Richard O. Martin, Ph.D. (3)	229,999	*
B. Lynne Parshall (3)	107,499	*
Michael K. Perry (3)	1,468,100	2.8%
Rhonda F. Rhyne (3)	757,875	1.5%
Jay A. Warren (3)	59,671	*
All Directors and executive officers as a group (3)—(11 persons)	6,756,530	12.4%

*	Less than 1%
(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. Share ownership in each case includes shares issuable on exercise of certain outstanding options as described in the footnotes below.
(2)	Percentage of ownership is calculated pursuant to SEC Rule 13d-3(d)(1).
(3)	Includes the following number of shares of common stock that may be acquired upon the exercise of options exercisable currently or exercisable within 60 days of February 29, 2008 for the following persons or group: Mr. Gilstrap, 122,999 shares; Mr. Keith, 31,999 shares; Mr. Loomis, 229,703 shares; Dr. Martin, 167,999 shares; Ms. Parshall, 65,999 shares; Mr. Perry, 968,900 shares; Ms. Rhyne, 442,100 shares; Mr. Warren, 23,671 shares; and for all directors and executive officers as a group, 2,574,328 shares.
(4)	Includes 400,000 shares held by the Scripps Medical Charitable Limited Partnership of which Mr. Gilstrap is a general partner with a minority ownership interest. Mr. Gilstrap disclaims any pecuniary interest in 399,752 of the shares. Also includes 122,999 shares of common stock Mr. Gilstrap beneficially owns, by virtue of his right to acquire such shares from us under stock options now exercisable or exercisable within 60 days. Also includes 32,654 shares held by the James C. Gilstrap Trust dated January 16, 1995 and 71,000 shares held in his daughters’ trusts. Mr. Gilstrap disclaims beneficial ownership of any such shares held in trust for his daughters.

EXECUTIVE OFFICERS

Our executive officers are as follows:

Michael K. Perry, see biographical information under “Election of Directors.”

Russell H. Bergen, age 60, has served as our Vice President of Operations since joining us in September 1998. From 1971 to 1998, Mr. Bergen held management positions in the Instrument Group, Peripheral Products Group and Inkjet Business Unit of Hewlett Packard Company. Previously, Mr. Bergen was employed at Honeywell, Inc. as a procurement engineer. Mr. Bergen earned Bachelor degrees in Aerospace Engineering and Manpower Management from the University of Colorado at Boulder.

Donald J. Brooks, age 48, joined the Company in September 2004 as Vice President of Product Development and was appointed as Chief Technology Officer in January 2006. From 2003 to 2004, Mr. Brooks served as Director of Product Development and VP of Operations at Zargis Medical (a Siemens start-up venture). From 2001 to 2003, Mr. Brooks served as a Senior Systems Design Engineer at Walnut Technologies, Inc. Prior to 2001, Mr. Books held other various managerial positions, including Vice President of Operations for Boston Medical Technologies and Engineering Manager for Siemens Medical Systems. Mr. Brooks earned his BSEE and MSEE degrees in Electrical Engineering at North Carolina State University with an emphasis on analog VLSI design and Digital Signal Processing.

Steve P. Loomis, age 47, joined CardioDynamics in September 1996 as Vice President of Finance and has held the positions of Chief Financial Officer and Corporate Secretary since April 1997. From 1993 until 1996, he served as Director of Financial Reporting at Kinko’s Inc. From 1988 to 1993, Mr. Loomis was Chief Financial Officer for Terminal Data Corporation, a publicly traded company. He earned his Bachelor’s degree in Business Administration from California State University at Northridge. Mr. Loomis is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Rhonda F. Rhyne, age 47, has been our President since June 1997, previously serving as Chief Operating Officer from 1996 to 1997 and as Vice President of Operations from 1995 to 1996. From 1992 until 1995, Ms. Rhyne was President, Chief Executive Officer and Vice President of Sales and Marketing for Culture Technology, Inc. Ms. Rhyne has also held sales positions at GE Medical Systems and Quinton Instrument Company, both medical device subsidiaries of publicly held companies. Ms. Rhyne holds a Bachelor’s degree in Pharmacy from Washington State University and a Master’s degree in Business Administration, executive program, from University of California Los Angeles, Anderson School of Business.

Richard E. Trayler, age 57, is our Vice President of International Operations and served as our Chief Operating Officer from July 1997 to January 2003. From 1982 to 1997, Mr. Trayler held sales management positions at Quinton Instrument Company. He has also held positions at the Heart Institute for CARE, the University of Washington and the Boeing Company. Mr. Trayler earned a Bachelor’s degree from Texas A&M University and a Master’s degree from the University of Washington and a Master’s degree from Western Conservative Baptist Seminary.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Our compensation programs and policies applicable to our executive officers are established and administered by the Compensation Committee of our Board of Directors. The Compensation Committee consists of three non-employee directors, none of whom have interlocking relationships as defined by the rules and regulations of the Securities and Exchange Commission.

It is the philosophy of the Compensation Committee that our executive compensation should be aligned with our overall business strategies, values and performance. Our policies are designed to set executive compensation, including salary, cash bonus awards and long-term stock-based incentive awards, at levels consistent with amounts paid to executive officers of companies of similar size, industry and geographic location.

Compensation Philosophy and Objectives

The Compensation Committee believes that compensation of our executive officers should:

•	Encourage creation of shareholder value and achievement of strategic corporate objectives;

•	Integrate compensation with our annual and long-term corporate objectives, values and business strategies, and focus executive actions on the fulfillment of those objectives, values and strategies;

•	Provide a competitive total compensation package that enables us to attract and retain, on a long-term basis, high caliber personnel;

•

Provide a compensation opportunity that is competitive with companies in the medical device, drug development and biotechnology industries, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance;

•	Take into consideration the Company’s financial and cash resources; and

•	Align the interests of management with the long-term interests of shareholders and enhance shareholder value by providing management with longer-term incentives through equity ownership.

The Compensation Committee periodically reviews our approach to executive compensation, will make changes as competitive conditions and other circumstances warrant and will seek to ensure our compensation philosophy is consistent with our best interests.

Key Elements of Executive Compensation

The compensation of executive officers is based upon our financial performance as well as the achievement of certain business objectives, including: increased market penetration, broadening of distribution channels through strategic relationships, securing and growing recurring revenue, targeting new market opportunities, furthering ICG technology, securing and managing capital to sustain and grow the business, responding to reimbursement and regulatory changes as well as the achievement of individual business objectives by each executive officer.

Executive compensation consists of three elements: (i) base salary, (ii) bonus awards and (iii) long-term stock-based incentive awards. The summary below describes in more detail the factors that the Compensation Committee considers in establishing each of the three primary components of the variable compensation package provided to the executive officers.

Base salary—Salary ranges are largely determined through comparisons with companies of similar revenues, market capitalization, headcount or complexity in the medical device, drug development and biotechnology industries. Actual salaries are based on individual performance contributions and other more qualitative and developmental criteria within a competitive salary range for each position that is established through evaluation of individual job responsibilities as well as competitive, inflationary, internal equity and market considerations. The Compensation Committee, on the basis of its assessment of comparable executive compensation, believes that salary levels for the executive officers are at a level that the Compensation Committee, at the time such salary determinations were made, considered to be reasonable and necessary given our financial resources and stage of development. The Compensation Committee reviews executive salaries each October and sets the salaries for the following year at that time, however in September 2007; the Company announced a plan to accelerate its return to profitability which included expense reductions including a temporary 10% reduction in executive salaries.

Bonus awards—The Compensation Committee has established an incentive bonus program providing for the payment to each executive officer of quarterly bonuses that are directly related to the group and individual achievements of executive management and our revenues and earnings. The bonus pool is established based on quarterly revenues and earnings achieved and the pool is allocated to individual executives through a weighting, half of which is based on achievement of our revenue and earnings goals and half of which is based on CEO and Compensation Committee assessment of the executive’s individual quarterly goal achievement and overall contribution to CardioDynamics.

In fiscal 2007, the target bonuses for executive officers ranged from 23% to 31% of annual base salary and were actually paid at 17% to 23% of annual base salary. Incentive award amounts for each participant are based on his or her potential impact on our operating and financial results and on market competitive pay practices. Under the incentive bonus program, incentive awards are based on achievement of quarterly performance goals. These performance goals include individual performance goals, which are established by the CEO at the beginning of each quarter, and annual corporate performance goals. The corporate performance goals are based on our achievement of strategic objectives as well as specific revenue and earnings growth targets for each quarter and the fiscal year.

Long-term stock-based incentive awards—Our Stock Incentive Plan, which was approved by our shareholders in 2004, as well as the executive bonus plan, are structured to permit awards under such plans to qualify as performance-based compensation and to maximize the tax deductibility of such awards. The Committee intends that compensation paid to management, including stock-based incentive awards, be exempt from the limitations on deductibility under Section 162(m) of the Internal Revenue Code. Accordingly, the Compensation Committee administers grants under our Stock Incentive Plan to members of management.

The Compensation Committee believes that providing incentives that focus attention on managing us from the perspective of an owner with an equity stake in the business will most closely align the interest of shareholders and executive officers. Therefore, all employees, and particularly those persons who have substantial responsibility for our management and growth, are eligible to receive annual stock incentive grants, although the Compensation Committee, in its discretion, may grant stock incentives at other times in recognition of exceptional achievements.

The type and number of stock-based incentive awards granted to executive officers is based on competitive practices in the industry as determined by independent surveys and the Compensation Committee’s knowledge of industry practice. The Compensation Committee grants stock-based incentive awards under the Stock Incentive Plan based on the fair market value on the date of grant. The grants are intended to be competitive in order to retain and encourage positive future performance and to provide a direct link with the interests of our shareholders.

The Compensation Committee, in making its determination as to grant levels, takes into consideration: (i) the executive’s historical and expected contribution toward our objectives, (ii) prior award levels, (iii) award levels necessary to replace particular executives, (iv) the executive’s direct ownership of our shares, (v) the number of stock-based incentives vested and unvested, (vi) anticipated accounting rule changes, and (vii) the number of stock options outstanding as a percentage of total shares outstanding. During fiscal 2007, 527,305 new options were granted, representing less than 1.0% of our outstanding shares and when forfeitures and expirations are considered, the number of options actually decreased by 913,568. The Stock Incentive Plan limits the total number of shares subject to options that may be granted to a participant during the lifetime of the plan to 800,000 shares. The Stock Incentive Plan contains provisions providing for forfeiture of the options in the event the option holder engages in certain intentional misconduct contrary to our interests.

Chief Executive Officer Compensation

Michael K. Perry is our Chief Executive Officer. In October 2006, the Compensation Committee set Mr. Perry’s annual base salary for 2007 at $303,000 which it believes to be competitive with the base salary levels in effect for chief executive officers at comparable companies within the medical device, drug development and biotechnology industry norms within southern California. However, in September 2007, the Company announced a plan to accelerate its return to profitability which included a temporary 10% reduction in executive salaries resulting in a reduction in Mr. Perry’s salary to $272,000.

Mr. Perry is a member of the Board of Directors, but did not participate in matters involving the evaluation of his own performance or the setting of his own compensation. The foregoing report has been furnished by our Compensation Committee.

The Compensation Committee:

Richard O. Martin, Ph.D., Chairman

James C. Gilstrap

Robert W. Keith

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table provides information regarding the annual and long-term compensation earned for services rendered in all capacities to CardioDynamics for the fiscal years ended November 30, 2007 and 2006 of those persons who (i) served at any time during the last fiscal year as our Principal Executive Officer and (ii) were serving at fiscal year-end as our two most highly compensated executive officers, other than the Principal Executive Officer, whose total compensation exceeded $100,000 (collectively, the “Named Officers”).

2007 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock awards (1)(2)	Option awards (1)(3)	All other compensation		Total
Michael K. Perry	2007	$292,198	$77,168	$25,887	$1,715	$26,349	(4)	$423,317
Chief Executive Officer	2006	$294,420	$100	$—	$9,069	$35,047	(4)	$338,636

Rhonda F. Rhyne	2007	$236,842	$53,468	$20,709	$1,543	$18,528	(5)	$331,090
President	2006	$238,678	$100	$—	$8,162	$36,818	(5)	$283,758

Steve P. Loomis	2007	$191,041	$39,293	$17,257	$1,372	$20,668	(6)	$269,631
Vice President of Finance,	2006	$189,853	$100	$—	$7,951	$30,301	(6)	$228,205
Chief Financial Officer and Corporate Secretary

(1)	Non-cash amounts calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Stock-Based Compensation.” For more information, please see Note 1 of the Consolidated Financial Statements included in Part II, Item 8, of our Annual Report on Form 10-K regarding assumptions underlying valuation of equity awards.
(2)	Restricted stock awards, granted on January 24, 2007, vest in two equal increments, with the first vesting occurring on January 24, 2009 and the second vesting occurring on January 24, 2012.
(3)	No options awards were granted to executive officers in 2007, the amounts shown in the above table represent the dollar amount recorded for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R described in note (1).
(4)	Represents cash payment of $22,026 in 2007 and $30,856 in 2006 for earned accumulated vacation used to purchase Company stock, and amounts for group term life insurance and matching contributions to Company sponsored 401(k) plan.
(5)	Represents cash payment of $13,352 in 2007 and $32,724 in 2006 for earned accumulated vacation used to purchase Company stock, and amounts for group term life insurance and matching contributions to Company sponsored 401(k) plan.
(6)	Represents cash payment of $18,277 in 2007 for earned accumulated vacation, and $28,551 in 2006 for earned accumulated vacation used to purchase Company stock, and amounts for group term life insurance and matching contributions to Company sponsored 401(k) plan.

Outstanding Equity Awards at Fiscal Year-End

The following table shows for the fiscal year ended November 30, 2007, certain information regarding outstanding option awards at fiscal year-end for the Named Executive Officers.

2007 Outstanding Equity Awards at Fiscal Year-End

	Option awards			Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Option exercise price	Option expiration date	Number of shares of stock that have not vested (#)	Market value of shares of stock that have not vested (1)
Michael K. Perry	603,000	$1.63	10/16/08	—	—
	45,000	$2.25	01/20/09	—	—
	50,000	$6.13	01/27/10	—	—
	30,000	$4.06	01/17/11	—	—
	300	$3.13	04/06/11	—	—
	30,000	$5.83	01/16/12	—	—
	55,000	$3.00	01/16/13	—	—
	600	$2.99	04/04/13	—	—
	60,000	$6.07	01/15/14	—	—
	45,000	$4.89	01/18/15	—	—
	50,000	$1.19	10/20/15	—	—
				75,000	$27,750

Rhonda F. Rhyne	130,000	$2.25	03/20/08	—	—
	40,000	$2.25	01/20/09	—	—
	40,000	$6.13	01/27/10	—	—
	900	$6.00	06/28/10	—	—
	25,000	$4.06	01/17/11	—	—
	25,000	$5.83	01/16/12	—	—
	50,000	$3.00	01/16/13	—	—
	50,000	$6.07	01/15/14	—	—
	35,000	$4.89	01/18/15	—	—
	1,200	$1.81	08/01/15	—	—
	45,000	$1.19	10/20/15	—	—
				60,000	$22,200

Steve P. Loomis	603	$1.63	10/16/08	—	—
	10,000	$2.25	01/20/09	—	—
	30,000	$6.13	01/27/10	—	—
	300	$6.00	06/28/10	—	—
	20,000	$4.06	01/17/11	—	—
	600	$4.40	09/27/11	—	—
	20,000	$5.83	01/16/12	—	—
	37,000	$3.00	01/16/13	—	—
	40,000	$6.07	01/15/14	—	—
	30,000	$4.89	01/18/15	—	—
	40,000	$1.19	10/20/15	—	—
	1,200	$0.90	10/17/16	—	—
				50,000	$18,500

(1)	Restricted stock, granted on January 24, 2007, vests in two equal increments, with the first vesting occurring on January 24, 2009 and the second vesting occurring on January 24, 2012. The market value is based on the closing sale price for our common stock at fiscal year end on November 30, 2007.

Change of Control Agreements

On October 5, 2006, the Company entered into a Change of Control Agreement (the “Agreements”) with each of its executive officers. The Agreements terminate upon the earlier of (i) the date that all obligations of the parties under the Agreements have been satisfied, or (ii) 24 months after a Change of Control (as such term is defined in the Agreements).

Each executive is entitled to the following benefits if the Company terminates his or her employment without Cause, or if an Involuntary Termination occurs (as such terms are defined in the Agreements), within 24 months after a Change of Control: (i) salary continuation at the Executive’s Base Compensation (as such term is defined in the Agreements), for a 15 month period in regular payroll increments or as a lump sum if the executive can demonstrate a financial hardship; (ii) continuation for 15 months after such termination of participation in the Company’s 401(k) plan and all health insurance benefits provided by the Company to the executive and his or her family under the Company’s benefits plan prior to the termination (with the executive continuing to pay any portion of the premiums paid by the executive prior to the Change of Control).

In addition, each executive is entitled to the following if the Company terminates his or her employment without Cause, or if an Involuntary Termination occurs within 12 months after a Change of Control: (i) vesting of the remaining portion of such executive’s unvested stock options or other equity awards; and (ii) to the extent that such options are assumed by an acquiring or surviving entity as part of any relevant Change of Control, such executive shall be entitled to exercise any stock options for a period from the date of his or her termination up to the date which is the earliest to occur of (a) the one year anniversary of such termination, (b) the latest date that such options could be exercised without triggering any 409A Tax (as such term is defined in the Agreements) or (c) the original stated expiration date of such options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee of our Board of Directors is responsible for oversight and review of any related person transactions.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. Such indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted by California law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes that each person who, at any time during the fiscal year ended November 30, 2007, was a director, officer, or beneficial owner of more than 10% of a class of registered equity securities of CardioDynamics, filed on a timely basis all reports required by Section 16(a) of the Securities Exchange Act.

PROPOSAL 2

AMEND THE RESTATED ARTICLES OF INCORPORATION

TO GIVE EFFECT TO A ONE-FOR-SEVEN REVERSE STOCK SPLIT OF THE COMMON STOCK

AND TO REDUCE PROPORTIONATELY THE NUMBER OF AUTHORIZED SHARES

The Board of Directors is recommending that the shareholders approve an amendment to our Articles of Incorporation to (i) give effect to a one-for-seven reverse stock split of the shares of our common stock (the “Reverse Stock Split”) and (ii) reduce proportionately the number of authorized shares of our common stock and preferred stock. The Board of Directors has authorized the Reverse Stock Split to reduce the number of outstanding shares with the expectation that each share will trade at a higher price. Our shares of common stock have traded at a bid price per share of under $1.00 since March 6, 2007. In April 2007, we received a Nasdaq Staff Deficiency Letter from the Listing Qualifications Department indicating that our common stock failed to comply with the minimum bid price requirement set forth in Nasdaq Marketplace Rule 4450(a)(5). The letter was issued in accordance with standard Nasdaq procedures because our common stock closed below $1.00 per share for 30 consecutive trading days. We were afforded 180 calendar days to regain compliance with the minimum bid requirement. Because our stock did not exceed the $1.00 minimum bid price for at least 10 consecutive business days within that 180 day period, we elected to transfer our common stock from the Nasdaq Global Market to the Nasdaq Capital Market in October 2007. At that time, we were granted a second 180 calendar days, or through mid-April 2008, to regain compliance while listed on the Nasdaq Capital Market. The Board of Directors believes that in order to regain compliance and enhance our ability to remain listed on the Nasdaq Capital Market, we must implement the Reverse Stock Split.

Shareholders should recognize that if the Reverse Stock Split is effectuated, they will own approximately 14% of the number of shares of our common stock they presently own and that there can be no assurance that the market price of our common stock will, in fact, increase correspondingly by a proportional amount following consummation of the Reverse Stock Split or, even if such price does increase proportionately, such post-Reverse Stock Split market price will be sustained. Furthermore, there is no assurance that the Reverse Stock Split, if made, will prevent our common stock from being delisted from the Nasdaq Capital Market. Also, the possibility does exist that liquidity could be materially and adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split. Consequently, there can be no assurance that the Reverse Stock Split will achieve the desired results that have been outlined above.

Except as a result of the delivery of cash in lieu of any fractional shares that result from the Reverse Stock Split, the Reverse Stock Split, in itself, will not affect any shareholder’s percentage holdings of CardioDynamics stock. The Reverse Stock Split is a complete transaction rather than the first step in a series of transactions intended to cause our common stock to be held of record by fewer than 300 persons.

Our authorized capital stock consists of 100,000,000 shares of common stock and 18,000,000 shares of preferred stock. In connection with the Reverse Stock Split, the number of authorized shares of our common stock will be reduced to approximately 14,285,714 and the number of authorized shares of our preferred stock will be reduced to approximately 2,571,429. As of February 29, 2008, we had 50,353,299 shares issued and outstanding shares. The Reverse Stock Split will reduce this number to approximately 7,193,328 shares.

If the Reverse Stock Split is approved by our shareholders, and if the Board of Directors in its discretion still believes at that time the Reverse Stock Split is in the best interests of CardioDynamics and our shareholders, we will file an amendment to our Articles of Incorporation with the Secretary of State of the State of California effecting the Reverse Stock Split promptly following the Annual Meeting. A vote in favor of this proposal is a vote to approve any amendment to the Articles of Incorporation in order to effect the Reverse Stock Split in the form and on the terms to be determined in the sole discretion of the Board, provided such form and such terms are consistent with this Proxy Statement. Because an amendment to the Articles of Incorporation must be approved under the California General Corporation Law by a majority of the outstanding shares entitled to vote, we will only consider the amendment to our Articles of Incorporation to have been approved by the shareholders if this proposal is approved by a majority of the outstanding shares of common stock.

The Reverse Stock Split will become effective on the opening of business on the day following the record date stated in the amended Articles of Incorporation (the “Effective Date”) and the shareholders who held shares of our common stock as of the close of business on the record date (“Record Holders”) will be notified as soon as practicable after the Effective Date that the Reverse Stock Split has been effected. Our transfer agent will act as its exchange agent (the “Exchange Agent”) to act for the Record Holders owning shares represented by physical certificates in implementing the exchange of their certificates. Shares held through electronic book entry with The Depository Trust Company of New York (DTC) will be automatically adjusted to reflect the effects of the Reverse Stock Split.

As soon as practicable after the Effective Date, Record Holders with physical certificates for shares will be notified and requested to surrender their certificates representing shares of our pre-split common stock (“Old Common Stock”) to the Exchange Agent in exchange for certificates representing our post-split common stock (“New Common Stock”). One share of New Common Stock will be issued in exchange for each seven shares of Old Common Stock.

No fractional shares will be created as a result of the Reverse Stock Split. Instead, shareholders who otherwise would be entitled to receive a fractional share will be entitled to receive cash in lieu of the fractional share based upon the closing sales price of our common stock on the Effective Date of the Reverse Stock Split as reported on the Nasdaq Capital Market. The number of shares which will result in fractional interests cannot be precisely predicted as we cannot determine in advance the number of shareholders whose total holdings are not evenly divisible by seven.

For Record Holders of multiple physical certificates, we will aggregate the shares. In the case of street name holders, the Exchange Agent will convert the certificates in accordance with instructions from the street name holders. Any physical certificates for shares of Old Common Stock not so surrendered shall be deemed to represent one share of New Common Stock for each seven shares of Old Common Stock previously represented by such certificate.

The proposed Reverse Stock Split will also reduce the number of shares of common stock available for issuance under our 2004 Stock Incentive Plan and issuable upon exercise of outstanding stock options and Convertible Notes in proportion to the Reverse Stock Split ratio and will effect a proportionate increase in the exercise price of such outstanding stock options and Convertible Notes.

Shareholders do not have appraisal rights under the California General Corporation Law or under our Restated Articles of Incorporation in connection with the Reverse Stock Split.

The proposed amendment to our Restated Articles of Incorporation is set forth in Appendix A.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of CardioDynamics common stock represented in person or by proxy at the Annual Meeting is required to approve the proposal to amend our Restated Articles of Incorporation to effect a one-for-seven reverse split of our common stock and reduce the number of authorized shares available for issuance.

Recommendation of the Board of Directors

CardioDynamics’ Board of Directors unanimously recommends that you vote “FOR” the amendment of our Restated Articles of Incorporation to effect the one-for-seven reverse split of our common stock and reduce the number of authorized shares available for issuance.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the Company’s financial reporting process, its systems of internal accounting and financial controls, and the independent audit of its financial statements. The Audit Committee consisted of three non-employee members. Each member of the Audit Committee is “independent” within the meaning of SEC rules and regulations and the listing standards of the National Association of Securities Dealers, and the Board has determined that Ms. Parshall qualifies as an audit committee financial expert within the meaning of SEC rules and regulations.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended November 30, 2007, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm the auditors’ independence from management and the Audit Committee, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee has reviewed and discussed with BDO Seidman, LLP, the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements in accordance with accounting principles generally accepted in the United States of America, their judgment as to the quality, not just the acceptability, of the Company’s accounting practices and such other matters as are required to be discussed by the independent accountants with the Audit Committee under generally accepted auditing standards including the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has also received the written disclosures from BDO Seidman, LLP required by Independence Standards Board Standard No. 1 and the Audit Committee has discussed the independence of BDO Seidman, LLP with that firm. Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2007, for filing with the Securities and Exchange Commission.

The Audit Committee:

B. Lynne Parshall, Chairman
Richard O. Martin
Jay A. Warren

PROPOSAL 3

RATIFY APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO Seidman, LLP (“BDO”) to serve as our independent registered public accounting firm for the fiscal year ending November 30, 2008. BDO audited our financial statements for the fiscal year ended November 30, 2007 and prior to that time, Mayer Hoffman McCann P.C. (“MHM”) audited our financial statements for the fiscal years ended November 30, 2006 and 2005.

BDO has advised our Audit Committee that it is “independent” of us within the rules and guidelines of the SEC, the American Institute of Certified Public Accountants and the Independence Standards Board. A representative of BDO is expected to be present at the Annual Meeting, will have an opportunity to make a statement if desired, and will be available to respond to appropriate questions.

On May 29, 2007, the Audit Committee dismissed MHM as our independent registered public accounting firm. This change was the result of a competitive bidding process, initiated to reduce administrative expenses and improve efficiency. The decision to change independent accountants was recommended by our management and approved unanimously by our Audit Committee. On June 11, 2007, the Audit Committee engaged BDO as our independent registered public accounting firm.

MHM’s audit reports on our consolidated financial statements and internal control over financial reporting for the fiscal years ended November 30, 2006 and 2005 did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years, during which MHM was employed by us continuing through May 29, 2007, there were no (1) disagreements with MHM on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of us or MHM, would have caused us or MHM to make reference thereto in their report on the financial statements, or (2) reportable events.

A copy of the letter addressed to the SEC from MHM regarding the above statements was included as an exhibit to our Current Report on Form 8-K filed with the SEC on June 1, 2007.

Prior to the engagement of BDO, neither us nor anyone acting on our behalf had consulted with BDO during our two most recent fiscal years and through May 29, 2007, in any matter regarding: (1) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither was a written report provided to us nor was oral advice provided that BDO concluded was an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issue, or (2) the subject of either a disagreement or a reportable event defined in Item 304(a)(1)(iv) and (v) of Regulation S-K.

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of CardioDynamics common stock represented in person or by proxy at the Annual Meeting is required to approve the proposal to ratify the appointment of BDO as our independent registered public accounting firm for the fiscal year ended November 30, 2008.

Recommendation of the Board of Directors

CardioDynamics’ Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ended November 30, 2008.

Fees Billed For Services Rendered By Our Principal Registered Public Accounting Firm

On June 11, 2007, we changed our principal accountants from MHM to BDO. In 2006, we were an accelerated filer as defined in Rule 12b-2 of the Exchange Act, however, because the aggregate market value of our voting and non-voting common equity held by non-affiliates at the end of its second fiscal quarter was less than $50 million, we are no longer an accelerated filer and is therefore not required to obtain an external audit report of the effectiveness of our internal control over financial reporting based on the Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The following tables present fees billed as of the Form 10-K filing date for professional audit services rendered by both MHM and BDO for the audit of our annual financial statements for the fiscal years ended November 30, 2007 and 2006 and fees for other services rendered by MHM and BDO during those periods.

	2007	2006
Mayer Hoffman McCann P.C.
Audit Fees	$32,500	$1,039,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$32,500	$1,039,000

	2007	2006
BDO Seidman, LLP:
Audit Fees	$367,000	$—
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$367,000	$—

Audit fees. Audit fees relate to services rendered in connection with the annual audit of the Company’s financial statements and internal controls, SAS 100 quarterly review of our financial statements, and fees for SEC registration statement services.

Audit-Related Fees. Audit-related fees relate to assurance services that traditionally are performed by the independent accountant, such as employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.

Tax Fees. Tax services consist of fees for tax consultation and tax compliance services. In order to preserve independence, the Company does not use its principal accountants to provide tax services.

All Other Fees. Other fees relate primarily to accountant consents.

The Audit Committee considers whether the provision of these services is compatible with maintaining our outside auditor’s independence, and has determined such services for fiscal 2007 and 2006 were compatible. All of the services described above were approved by the Audit Committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X under the Exchange Act.

The Audit Committee follows a policy of pre-approving all audit, review and attest engagements and engagements for permitted non-audit services provided by the independent registered public accounting firm to us and our affiliates. The Audit Committee may pre-approve predictable and recurring services by category on an annual basis.

In accordance with applicable SEC regulations, permitted non-audit services may be performed without pre-approval if: (1) the aggregate amount of all such services constitutes no more than five percent of the total amount of revenues paid by us to our accountant during the fiscal year in which the services are provided, (2) we did not recognize that the services were non-audit services at the time we engaged the accountant, and (3) the services are promptly brought to the attention of the Audit Committee and approved prior to completion of the audit by a member of the Audit Committee to whom authority to grant such approvals has been delegated by the Audit Committee.

ANNUAL REPORT ON FORM 10-K

CARDIODYNAMICS WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, TO ANY SHAREHOLDER A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO CARDIODYNAMICS INTERNATIONAL CORPORATION, 6175 NANCY RIDGE DRIVE, SUITE 300, SAN DIEGO, CALIFORNIA 92121, ATTENTION: SHAREHOLDER RELATIONS.

SHAREHOLDER PROPOSALS FOR 2009 PROXY STATEMENT

The deadline for shareholders to submit proposals to be considered for inclusion in our Proxy Statement for the next year’s Annual Meeting of Shareholders is November [    ], 2008. Such proposals may be included in the next year’s Proxy Statement if they comply with certain rules and regulations promulgated by the SEC.

If a shareholder wishes to have a proposal considered at the 2009 Annual Meeting but does not seek to have the proposal included in our Proxy Statement and Form of Proxy for that meeting, and if the shareholder does not notify CardioDynamics of the proposal by February [    ], 2009, then the persons appointed as proxies by management may use their discretionary voting authority to vote on the proposal when the proposal is considered at the 2008 Annual Meeting, even though there is no discussion of the proposal in the Proxy Statement for that meeting. It is recommended that shareholders submitting proposals or notices of proposal direct them to our Corporate Secretary and utilize certified mail-return receipt requested. Shareholders’ proposals should be submitted to CardioDynamics International Corporation, 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to CardioDynamics International Corporation, Investor Relations, 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121, or contact Investor Relations at (800) 778-4825. Shareholders who currently receive multiple copies of the proxy statement and/or annual report at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth in this Proxy Statement. Should any other matter requiring a vote of the shareholders arise, the persons named as proxy holders on the enclosed proxy card will vote the shares represented thereby in their discretion. Discretionary authority with respect to such other matters is granted by the execution of the enclose proxy card.

By Order of the Board of Directors,

Michael K. Perry
Dated: March [ ], 2008	Chief Executive Officer

Appendix A

Certificate of Amendment

of

Restated Articles of Incorporation

of

CardioDynamics International Corporation

Rhonda Rhyne and Steve Loomis certify that:

1. They are the President and the Chief Financial Officer, respectively, of CardioDynamics International Corporation, a California corporation (the “Corporation”).

2. Article Three of the Restated Articles of Incorporation of the Corporation is hereby amended such that Article Three, as amended, shall read as follows:

“ARTICLE THREE: The corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is 16,857,143 shares. 14,285,714 shares shall be Common Stock and 2,571,429 shares shall be Preferred Stock.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Each seven (7) shares of the Corporation’s Common Stock issued and outstanding as of the close of business on [                    ], 2008 shall be converted and reclassified into one (1) share of the Corporation’s Common Stock.”

3. The foregoing amendment of the Restated Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of the Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation is 50,353,299 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of all outstanding shares. No shares of Preferred Stock are outstanding.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:                     , 2008

Rhonda Rhyne, President

Steve Loomis, Secretary

CARDIODYNAMICS INTERNATIONAL CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James C. Gilstrap and Michael K. Perry, jointly and severally, as proxies, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of CardioDynamics International Corporation to be held on Thursday, May [    ], 2008 or any postponement or adjournment thereof, as specified on the reverse side, and to vote in their discretion on such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

CARDIODYNAMICS INTERNATIONAL CORPORATION

May [    ], 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

To vote in accordance with the Board of Directors recommendations just sign below, no boxes need to be checked.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect six directors:

Nominees:

James C. Gilstrap	☐
Robert W. Keith	☐
Richard O. Martin	☐
B. Lynne Parshall	☐
Jay A. Warren	☐
Michael K. Perry	☐

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

Instruction: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and mark the box next to each nominee you wish to withhold, as shown here ☒.

2.	To approve an amendment to the Articles of Incorporation, effecting a one-for-seven reverse split of common stock and reducing the number of authorized shares.

☐	FOR

☐	AGAINST

☐	ABSTAIN

3.	To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending November 30, 2008.

☐	FOR

☐	AGAINST

☐	ABSTAIN

Unless otherwise specified by the undersigned, this proxy will be voted FOR Proposals 1, 2 and 3 and will be voted by the proxy holders at their discretion as to any other matters properly transacted at the Annual Meeting or any postponement or adjournment thereof.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING ☐

To change the address on your account, please mark the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder                      Date:                      Signature of Shareholder                      Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.